DIREXION SHARES ETF TRUST
Direxion Daily Financial Bull 3X Shares (FAS)
Direxion Daily Retail Bull 3X Shares (RETL)
Direxion Daily Emerging Markets Bull 3X Shares (EDC)
Direxion Daily S&P 500 Bull 3X Shares (SPXL)
Direxion Daily Real Estate Bull 3X Shares (DRN)
Direxion Daily Latin America Bull 3X Shares (LBJ)
Direxion Daily 7-10 Year Treasury Bull 3X Shares (TYD)
Direxion Daily Small Cap Bull 3X Shares (TNA)

Supplement dated March 15, 2013 to the
Summary Prospectus, Prospectus and Statement of Additional Information (“SAI”)
dated February 28, 2013, as supplemented on March 1, 2013

This Supplement, dated March 15, 2013, to the Summary Prospectus, Prospectus and SAI dated February 28, 2013, as supplemented on March 1, 2013, supersedes and replaces the supplement to the Summary Prospectus, Prospectus and
SAI dated March 1, 2013 relating to the funds listed above.

The Board of Trustees of Direxion Shares ETF Trust (“Trust”) has approved share splits of the issued and outstanding shares of the Direxion Daily Financial Bull 3X Shares, Direxion Daily Retail Bull 3X Shares, Direxion Daily
Emerging Markets Bull 3X Shares, Direxion Daily S&P 500® Bull 3X Shares, Direxion Daily Real Estate Bull 3X
Shares, Direxion Daily Latin America Bull 3X Shares, Direxion Daily 7-10 Year Treasury Bull 3X Shares and the
Direxion Daily Small Cap Bull 3X Shares (each a “Fund”, collectively the “Funds”).

After the close of the markets on March 28, 2013 (the “Record Date”), each Fund will affect a split of each Fund’s issued and outstanding shares as follows:

Fund Name
Forward Split
Ratio
Approximate
increase in total
number of
outstanding shares
Direxion Daily Financial Bull 3X Shares
3 for 1
300%
Direxion Daily Retail Bull 3X Shares
3 for 1
300%
Direxion Daily Emerging Markets Bull 3X Shares
3 for 1
300%
Direxion Daily S&P 500 Bull 3X Shares
3 for 1
300%
Direxion Daily Real Estate Bull 3X Shares
2 for 1
200%
Direxion Daily Latin America Bull 3X Shares
2 for 1
200%
Direxion Daily 7-10 Year Treasury Bull 3X Shares
2 for 1
200%
Direxion Daily Small Cap Bull 3X Shares
2 for 1
200%

As a result of these share splits, shareholders of the each Fund will receive an additional two or three shares for each share held of the applicable Fund as indicated in the table above.  Accordingly, the number of each Fund’s issued and outstanding shares will increase by approximately 300% or 200% as indicated above.

Shareholders of record on the Record Date will participate in the share splits.  Shares of the Funds will begin trading on NYSE Arca, Inc. (“NYSE Arca”) on a split-adjusted basis on April 2, 2013 (the “Effective Date”).  On the
Effective Date, the opening market value of each Fund’s issued and outstanding shares, and thus a shareholder’s investment value, will not be affected by the share split.  However, the per share net asset value (“NAV”) and opening market price on the Effective Date will be approximately one half or one third for the Funds.  The tables below illustrate the effect of a hypothetical three and two for one share split on a shareholder’s investment.

3 for 1 Share Split
Period
# of Shares Owned
Hypothetical NAV
Total Market Value
Pre-Split
100
$30
$3,000
Post-Split
300
$10
$3,000

2 for 1 Share Split
Period
# of Shares Owned
Hypothetical NAV
Total Market Value
Pre-Split
100
$30
$3,000
Post-Split
200
$15
$3,000

The Trust’s transfer agent will notify the Depository Trust Company (“DTC”) of the forward split and instruct DTC to adjust each shareholder’s investment(s) accordingly.  DTC is the registered owner of the Funds’ shares and maintains a record of the Funds’ record owners.

The share splits will not result in a taxable transaction for holders of the Funds’ shares.  No transaction fees will be imposed on shareholders in connection with the share splits.

* * * * *

Please retain a copy of this Supplement with your Summary Prospectus, Prospectus and SAI.